Exhibit 99.2
NY MAGIC, INC.
Moderator: A. George Kallop
August 8, 2006
9:00 a.m. EDT

Operator:	I would like to welcome everyone to the NYMAGIC, INC. second quarter results 2006 conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2.

Any forward-looking statements concerning the company’s operations, economic performance and financial position contained herein including statements related to the outlook of the company’s performance in 2006 and beyond are made under the Safe Harbor Provisions of the Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies many of which are beyond the control of the company.

Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but are not limited to the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, estimation of loss reserves and loss reserve development, net loss retention and the effect of contribution, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission.

These risks could cause financial results of the 2006 year and beyond to differ materially from those expressed in any forward looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made.

Thank you. George Kallop, President and Chief Executive Officer, you may begin your conference.

A. George Kallop:	Thank you, and good morning to everyone. I have here with me in New York Mark Blackman our Chief Underwriting Officer, Tom Iacopelli, our Chief Financial Officer and Paul Hart, our

General Counsel. Also with me on the phone are George Trumbull, our Chairman and William “Skip” Shaw our Vice Chairman. I’d like to welcome everyone to the call. This morning I’d like to make some brief comments on second quarter results and then we would be happy to take any questions you may have.

In summary, the company has had a very good second quarter and a very good first six months of 2006. Net earnings for the second quarter of 2006 totaled $6.1 million or 67 cents per share as compared with $5 million or 56 cents per share for the second quarter of 2005. This is a 20% increase in earnings per share. For the six months ended June 30, net earnings totaled $13.9 million or $1.52 per share as compared with $8.3 million or 93 cents per share for the first six months of 2005. This is a 63% increase in earnings per share for the first half of 2006 versus 2005.

The company’s combined ratio for the second quarter of 2006 was 96.3% compared with 94.3% for the second quarter of 2005. The loss ratio was 56.6% up slightly from 55.9% for the second quarter of 2005, and the expense ratio was 39.7%, also up slightly from 38.4% for the second quarter of 2005.

The company’s combined ratio for the first six months of 2006 was 96.5%, compared with 96.9% for the first half of 2005. The loss ratio was 56.4%, down slightly from 56.8% for the first six months of 2005, and the expense ratio was 40.1% essentially unchanged from 40.1% for the first half of 2005.

Gross premiums written during the second quarter of 2006 totaled $72.2 million compared with $53.2 million during the second quarter of 2005. This was a 36% increase over the prior year. Gross premiums written during the first six months of 2006 totaled $135 million compared with $102.2 million during the first six months of 2005. This was a 32% increase over 2005. These increases were achieved as a result of continued significant growth in our other liabilities lines. Increases in excess workers compensation premiums accounted for a large portion of this increase.

Net premiums written during the second quarter of 2006 totaled $43.8 million compared with $38.1 million during the second quarter of 2005. This was an increase of 15%. Net premiums written during the first six months of 2006 totaled $82 million compared with $73.5 million for the first six months of 2005. This was an increase of 12%. Net premiums earned for the second quarter of 2006 totaled $39.2 million compared with $36.8 million for the second quarter of 2005. This was an increase of 7%. Net premiums earned for the first six months of

2006 totaled $76.4 million compared with $72.3 million for 2005. This was an increase of 6%.

On the investment front net investment income totaled $9.6 million for the second quarter of 2006 compared with $6.9 million during the second quarter of 2005. This was an increase of 38%. It resulted primarily from larger portfolio trading profits and higher yields on fixed maturities available for sale and short term investments that more than offset lower returns from our hedge fund portfolio during the second quarter. Net investment income totaled $21.5 million for the first six months of 2006 compared with $13.5 million during the first half of 2005. This was an increase of 59%. It resulted from higher returns in all major segments of our investment portfolio as compared with 2005.

From a cash flow perspective the company ended the second quarter of 2006 with $653.3 million in cash, investments and net receivables for securities sold. This is a reduction of $13 million from the end of last year and reflects some significant payments that have been made for recent hurricane losses.

At June 30, 2006 our investment portfolio included cash, short term investments and net receivables for securities sold of $144.2 million, fixed maturities of $354.7 million and limited partnership hedge funds of $154.4 million. Overall the company has had a very good second quarter and a very good first six months of 2006. We are pleased with the results that we have delivered to our shareholders.

At this point we would be happy to answer any questions you may have. Thank you.

Operator:	Thank you. Again to ask a question please press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from Mark Dwelle with Ferris Baker Watts.

Mark Dwelle:	Good morning.

A. George Kallop:	Good morning Mark.

Mark Dwelle:	Not too many questions. It seems like a pretty straightforward quarter, but there is one thing I wanted to talk about a little bit. Obviously the retentions this year have been running much lower on the other liability line than they were a year ago. Could you just talk us through how you’re thinking about that and whether you expect that to continue going forward?

Mark Blackman:	Well, I’m not sure I understand the question.

Mark Dwelle:	Well, just the relationship between net premiums and gross premiums on the other liability lines.

Mark Blackman:	A lot of that comes from the workers’ compensation book where, because of our relationship with CRM, we cede 70% of that book to CRM on a quota share basis, and then we protect that with excess of loss reinsurance. I think though, on the comp book year to year, the net premium would still be going up.

Mark Dwelle:	Oh yeah. Definitely. The gross number is rising faster than the net number is what I was kind of getting at.

Mark Blackman:	That’s based on our particular relationship with CRM.

Mark Dwelle:	And you’d expect that run rate to persist for the balance of the year?

Mark Blackman:	Well, the ratio between gross to net on the comp books should pretty much hold up. Although through our program manager, Midlands, we’re going to begin to write some workers compensation outside of CRM where we have a larger retention.

Mark Dwelle:	Okay.

A. George Kallop:	I think the other comment that I would make is to some extent this is a business mix issue. It’s highlighted by the excess workers’ comp where we see 70% of the premium ceded, but this is going to fluctuate as various segments of our other liability line grow and contract over time relative to everything else we do. I don’t think you should read a whole lot into this particular change.

Mark Dwelle:	How has the pricing mix held up on that particular business segment? We’ve seen some pressure on the combined ratios on the underlying companies. Is it holding up okay?

Mark Blackman:	Right now we’re pretty happy with how the workers compensation rates are holding up. Remember, we’re excess of a half a million dollars for the most part on these and most of the action on workers’ comp is within the first half a million, so that’s where the pressure has been.

Mark Dwelle:	Right. How about on ocean marine? I know as you had said in the past that that wasn’t going to be a growth emphasis this year. Has the pricing environment there remained stable?

Mark Blackman:	Line by line the hull continues to do its sort of steady horizontal drift. What we’ve been doing on hull is basically continuing to cull the book and focus on those accounts that can give us other supporting business, particularly war. Cargo is fairly flat, but still appears to be profitable. Marine liability rates have held up nicely and particularly on the energy related marine liability. We’ve been getting very nice rises on that. The energy book we are getting big rises, but we’re reducing some of our exposure, because we want to make sure we’re comfortable not only with the new pricing on the rig business, but with the retention. So we have let some accounts go, and we also made the decision to buy a quota share reinsurance treaty to protect the rig book. Quite frankly, we don’t want to have another $50 million gross loss this year. We’d like to keep our earnings a little more steady.

Mark Dwelle:	Okay. That’s all my questions for now. Thanks.

A. George Kallop:	Thank you Mark.

Operator:	Again to ask a question please press star then the number 1 on your telephone keypad. Your next question comes from Ron Bobman with Capital Returns.

Ron Bobman:	Hi gentlemen. I’m sorry I got on a couple of minutes late.

A. George Kallop:	Hi Ron.

Ron Bobman:	I’m sorry if you covered this earlier. I was just curious, in the other liability, the workers comp book, any movement of reserves or are your numbers matching calendar year numbers so far?

A. George Kallop:	I think the right answer is there has been no movement on that front and we’re very comfortable where we are.

Thomas Iacopelli:	Ron, this is Tom Iacopelli. We’ve had just two reported case reserves to us from inception in this book, and we have not paid any losses yet.

Ron Bobman:	Sorry if you’ve covered this in an earlier call or even earlier today on this call. Could you describe the Midlands workers’ comp program that sounds like that it’s either online or coming online?

Mark Blackman:	Well, it’s a long story. Midlands is really the one that introduced us to CRM at the beginning. Right now Midlands is managing our entire workers’ compensation book. The bulk of the portfolio at the moment is CRM produced business, but Midlands has been writing this book for a decade, and we expect to begin to develop a book of workers’ compensation business outside of the CRM relationship.

Ron Bobman:	Could you talk about whether it’s a low hazard, high hazard class, a cross section of it, geographics?

Mark Blackman:	It’s whatever makes sense to us. There’s a price for everything — low hazard or high hazard. Their average attachment point is about $700,000, so I think it plays into our strength which is low frequency, high severity, where good claims control can handle the claims well. And, you know that because a large comp loss can take a long time to develop it creates a good investment opportunity for us.

Ron Bobman:	Okay, so it’s excess as well. I didn’t realize that.

A. George Kallop:	Yes.

Ron Bobman:	Okay. Does Midlands have a claims capacity there, acting as TPA so to speak?

Mark Blackman:	They do have a TPA. As a rule they don’t act as their own TPA, but they do a lot of vetting efforts to make sure that we’re comfortable with the TPAs, and we audit the TPAs as well.

Ron Bobman:	Okay. Has it started yet? Or, when do you think you’ll start generating premium from the Midlands workers comp book?

Mark Blackman:	I think at this point we’ve written one through the first six months. It’s taking a while to ramp up. We had to do quite a bit of licensing. The CRM book was restricted to New York and California, whereas Midland’s is a nationwide book and it’s just going to take just a little while to ramp up.

Ron Bobman:	Okay, and is it direct business or is it trust like the CRM?

Mark Blackman:	For the most part they’re trusts, but they will do individual insureds as well.

Ron Bobman:	Okay. All right. Best of luck. Thanks for the color.

A. George Kallop:	Thanks Ron.

Operator:	Again to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. At this time there are no further questions. Are there any closing remarks?

A. George Kallop:	I want to thank all of you for joining the call. As I said earlier, I think the company had a very good second quarter, a very good first half and we’ll look forward to speaking with all of you again to discuss the third quarter results. Thank you.

Operator:	Thank you. Ladies and gentlemen this concludes today’s NYMAGIC’s second quarter 2006 conference call. You may now disconnect.
END